As filed with the Securities and Exchange Commission on June 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gentherm Incorporated

(Exact name of Registrant as specified in its charter)

Michigan	95-4318554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

21680 Haggerty Rd., Suite 101 Northville, MI	48167
(Address of principal executive offices)	(Zip code)

GENTHERM INCORPORATED

2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Daniel R. Coker

President and Chief Executive Officer

Gentherm Incorporated

21680 Haggerty Rd., Suite 101

Northville, MI 48167

(248) 504-0500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael S. Ben, Esq.

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Ave.

Detroit, Michigan 48226-3506

(313) 465-7316 (telephone)

(313) 465-7317 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	1,184,422	$18.48	$21,888,118	$2,985.54

(1)	Represents shares of common stock issuable under the Gentherm Incorporated 2013 Equity Incentive Plan, approved by the registrant’s shareholders on May 16, 2013 (the “Plan”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high $18.57 and low $18.38 sales price for the Common Stock of the registrant as quoted on the NASDAQ Global Select Market on June 12, 2013, a date within five business days prior to the date of filing of this registration statement.

EXPLANATORY NOTE

On May 16, 2013, at the 2013 Annual Meeting of Shareholders of Gentherm Incorporated, a Michigan corporation (the “Registrant”), the Registrant’s shareholders approved the Gentherm Incorporated 2013 Equity Incentive Plan (the “2013 Plan”), which the Registrant’s Board of Directors had previously approved, subject to such shareholder approval. The 2013 Plan permits the issuance of a maximum of: (i) 3,500,000 shares of the Registrant’s common stock, no par value per share (the “Common Stock”), which are reserved for issuance under the 2013 Plan (includes 2,315,578 shares of Common Stock reserved but not used (the “Unused Shares”) under the Registrant’s 2006 Equity Incentive Plan, f/k/a the Amerigon Incorporated 2006 Equity Incentive Plan (the “2006 Plan”), and the Registrant’s 2011 Equity Incentive Plan, f/k/a the Amerigon Incorporated 2011 Equity Incentive Plan (the “2011 Plan” and, together with the 2006 Plan, the “Predecessor Plans”)); and (ii) an indeterminate number of shares of Common Stock that are subject to awards under the Predecessor Plans that expire, are terminated, surrendered or cancelled without the delivery of any shares of Common Stock in the case of stock options or are forfeited or reacquired by the Company in accordance with the terms of the relevant plan in the case of unvested restricted stock award (the “Outstanding Shares”). Upon shareholder approval of the 2013 Plan, all future awards will be made under the 2013 Plan and no additional awards will be made under Predecessor Plans; provided, however, the terms and conditions of any outstanding awards granted under the Predecessor Plans will not be affected.

The Registrant is filing this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of 1,184,422 shares of Common Stock pursuant to the 2013 Plan. This Registration Statement does not register the Unused Shares or the Outstanding Shares, each of which were previously registered by the Registrant on the following Registration Statements: Registration Statement No. 333-139868, filed with the Commission on January 9, 2007; Registration Statement No. 333-164990, filed with the Commission on February 19, 2010, as amended by the Post-Effective Amendment No. 1, filed with the Commission on March 30, 2011; Registration Statement No. 333-176884, filed with the Commission on September 16, 2011; and Registration Statement No. 333-181975, filed with the Commission on June 7, 2012 (collectively, the “Prior Registration Statements”). The Registrant is concurrently filing post-effective amendments to such Prior Registration Statements which clarify that the Unused Shares and the Outstanding Shares may now be issued under the 2013 Plan.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The documents containing the information required in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on March 15, 2013, as amended by the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on May 3, 2013;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 9, 2013;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2013, February 21, 2013, February 26, 2013, March 28, 2013, April 10, 2013, May 20, 2013 and June 4, 2013, respectively; and

(d) The description of the Registrant’s shares of Common Stock included in our registration statement on Form SB-2 (File No. 33-61702-LA) effective June 10, 1993, as filed with the SEC pursuant to the Securities Act, under the caption “Description of Securities” on pages 37 through 38 of the Prospectus and incorporated by reference into our initial registration statement on Form 8-A filed with the SEC pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Articles of Incorporation (the “Articles”) authorize us, and our Amended and Restated Bylaws (the “Bylaws”) require us, to the maximum extent permitted by the Michigan Business Corporation Act (the “MBCA”), to indemnify each of our officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the Registrant, provided that generally such indemnification rights for proceedings initiated by such person will only be available if the proceeding was authorized by the Board. The Articles and Bylaws authorize us, to the maximum extent permitted by the MBCA, to indemnify each of our other agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the Registrant. For purposes of the Bylaws, an “agent” of the Registrant includes any person who is or was a director, officer, employee or other agent of the Registrant; or is or was serving at the request of the Registrant as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a constituent corporation of the Registrant absorbed in a merger and the resulting or surviving corporation or of another enterprise at the request of such constituent corporation.

The Articles provide that, to the full extent permitted by the MBCA, or any other applicable laws presently or hereafter in effect, no director of the Registrant shall be personally liable to the Registrant or our shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Registrant.

Under Sections 561-571 of the MBCA, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if the statutory standard (defined below) is met. In particular, Section 561 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding (provided that generally the director did not (i) receive a financial benefit to which he was not entitled, (ii) intentionally inflict harm on the corporation or its shareholders, (iii) violate Section 551 of the MBCA relating to loans, dividends and distributions, or (iv) intentionally commit a criminal act, collectively, the “statutory standard”), and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the statutory standard is met. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.

Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in the action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit, or proceeding brought to enforce this mandatory indemnification.

The foregoing statements are subject to the detailed provisions of the MBCA, the Articles and the Bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Gentherm Incorporated, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 5, 2012.

4.2	Rights Agreement, dated January 26, 2009, between the Registrant and Computershare Trust Company, N.A., incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 27, 2009, as amended by the Amendment to Rights Agreement, dated March 30, 2011, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 31, 2011.

4.3	Amended and Restated Bylaws of Gentherm Incorporated, effective January 1, 2013, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 2, 2013.

5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP

10.1	Gentherm Incorporated 2013 Equity Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on Schedule 14A with the Commission on April 22, 2013.

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page 1 of this Registration Statement)

*	Filed herewith

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan, on June 19, 2013.

GENTHERM INCORPORATED

By:	/s/ DANIEL R. COKER
Daniel R. Coker
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel R. Coker and Barry G. Steele as his true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him in any and all capacities, to sign the Registration Statement on Form S-8 of Gentherm Incorporated, and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ DANIEL R. COKER	Director, President and Chief Executive Officer	June 19, 2013
Daniel R. Coker

/s/ BARRY G. STEELE	Chief Financial Officer	June 19, 2013
Barry G. Steele

/s/ OSCAR B. MARX III	Director, Chairman of the Board	June 19, 2013
Oscar B. MarxIII

/s/ LEWIS BOOTH	Director	June 19, 2013
Lewis Booth

/s/ FRANCOIS J. CASTAING	Director	June 19, 2013
Francois J. Castaing

/s/ SOPHIE DESORMIERE	Director	June 19, 2013
Sophie Desormiere

/s/ MAURICE E.P. GUNDERSON	Director	June 19, 2013
Maurice E.P. Gunderson

/s/ CARLOS MAZZORIN	Director	June 19, 2013
Carlos Mazzorin

[SIGNATURE PAGE TO REGISTRATION STATEMENT]

/s/ FRANZ SCHERER	Director	June 19, 2013
Franz Scherer

/s/ BYRON SHAW	Director	June 19, 2013
Byron Shaw

[SIGNATURE PAGE TO REGISTRATION STATEMENT]

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Gentherm Incorporated, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 5, 2012.

4.2	Rights Agreement, dated January 26, 2009, between the Registrant and Computershare Trust Company, N.A., incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 27, 2009, as amended by the Amendment to Rights Agreement, dated March 30, 2011, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 31, 2011.

4.3	Amended and Restated Bylaws of Gentherm Incorporated, effective January 1, 2013, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 2, 2013.

5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP

10.1	Gentherm Incorporated 2013 Equity Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on Schedule 14A with the Commission on April 22, 2013.

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page 1 of this Registration Statement)

*	Filed herewith